SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                                (Amendment no. 1)


Filed by the Registrant    [X]
Filed by a party other than the Registrant   [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[ ]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                               KOMAG INCORPORATED
            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)


  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)   Title of each class of securities to which transactions applies:

--------------------------------------------------------------------------------

(2)   Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5)   Total fee paid:

--------------------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:

--------------------------------------------------------------------------------

(2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

(3)   Filing party:

--------------------------------------------------------------------------------

(4)   Date filed:

--------------------------------------------------------------------------------

[KOMAG LOGO GOES HERE]


                                    NOTICE OF

                               2000 ANNUAL MEETING

                                 OF STOCKHOLDERS

                                       AND

                                 PROXY STATEMENT









                               Beneficial owners of stock held by banks, brokers
                                 or investments plans in "street name" will need
                               proof of ownership to be admitted to the meeting.
                                A recent brokerage statement or letter from your
                                      broker are examples of proof of ownership.

                               KOMAG, INCORPORATED
                             1710 Automation Parkway
                           San Jose, California 95131

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 10, 2000

         The annual meeting of stockholders (the "Annual Meeting" of Komag, Incorporated) (the "Company") will be held at Komag, Incorporated, Building 10, 1710 Automation Parkway, San Jose, California, 95131 on Wednesday, May 10, 2000, at 10:00 a.m. for the following purposes:

         1)      To elect the Board of Directors for the following year.

         2) To renew the approval for the sale and issuance by the Company from time to time of up to $250 million of Common Stock or securities convertible into Common Stock in private transactions through June 30, 2001 at a price not less than the greater of book value and 90% of the then current market value of the Common Stock.

         3) To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

         4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders of record at the close of business on March 13, 2000 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

         All stockholders are cordially invited to attend the Annual Meeting. A map to Komag's location is included at the end of the Proxy Statement for reference.

           BY ORDER OF THE BOARD OF DIRECTORS

           Thian Hoo Tan,
           President and Chief Executive Officer





           San Jose, California
           April 14, 2000

IMPORTANT:      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED
                TO VOTE PROMPTLY ON THE ENCLOSED PROXY

                                TABLE OF CONTENTS

General ...................................................................    1

Principal Stockholders ....................................................    2

Stock Ownership Table .....................................................    3

Item No. 1 - Election of Directors ........................................    4

Director Nominees .........................................................    5

Committees and Meetings of the Board of Directors .........................    6

Director Remuneration .....................................................    7

Item No. 2 - Financing ....................................................    8

Item No. 3 - Ratification of Independent Auditors .........................   10

Executive Compensation and Related Information ............................   10

Stock Performance Graph ...................................................   14

Summary Compensation Table ................................................   15

Options Grant Table .......................................................   17

Option Exercises and Year-End Value Table .................................   19

Compliance with Section 16(a) Beneficial Ownership Reporting ..............   20

Certain Relationships and Related Transactions ............................   20

Other Business ............................................................   20

Stockholder Proposals .....................................................   21

         A copy of the Annual Report to Stockholders of Komag, Incorporated, which includes financial statements, is being mailed with this Proxy Statement. You may receive an additional copy of the Annual Report to Stockholders at no charge upon request directed to:

                               Komag, Incorporated
                            Attn: Investor Relations
                             1710 Automation Parkway
                           San Jose, California 95131

  Financial Information may also be accessed on our Web site at: www.komag.com

                               KOMAG, INCORPORATED
                             1710 Automation Parkway
                           San Jose, California 95131

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 10, 2000

                                     GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of Komag, Incorporated, a Delaware corporation (the "Company"), for use at the Annual Meeting to be held on May 10, 2000. The Annual Meeting will begin at 10:00 a.m. at Komag, Incorporated, Building 10, 1710 Automation Parkway, San Jose, CA 95131. Stockholders of record on March 13, 2000 will be entitled to notice of and to vote at the Annual Meeting.

         This Proxy Statement and accompanying proxy (the "Proxy") were first mailed to stockholders on or about April 14, 2000.

Voting

         Your vote is important. Because many stockholders cannot attend the meeting, it is necessary that a large number be represented by proxy. As described in more detail below, if you are a stockholder of record you may vote four ways: (1) by attending the meeting, (2) by using the toll-free number listed on the proxy card, (3) by voting on the Internet at the address listed on the proxy card, or (4) by marking, signing, dating, and mailing your proxy in the envelope provided.

         On March 13, 2000, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 65,874,918 shares of Common Stock outstanding. Each stockholder is entitled to one (1) vote for each share of Common Stock held by such stockholder. Directors will be elected by a plurality vote. Other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of the shares present or represented and entitled to vote on each such matter. Abstentions with respect to any matter other than the election of directors are treated as shares present or represented and have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained. Each stockholder voting for the election of directors may cumulate such stockholder's vote. Under cumulative voting, a stockholder is allowed one (1) vote per share multiplied by the number of directors to be elected (seven (7) at this meeting) and may cast such cumulative total for one (1) nominee or may distribute such number among as many nominees as such stockholder chooses.

Revocability of Proxies

         Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1710 Automation Parkway, San Jose, California, 95131, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

         The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Principal Stockholders

         The following table sets forth certain information known to the Company regarding the  ownership of the Company's  Common Stock per Schedule 13G filings prior to March 13, 2000 for all persons who are known to be beneficial owners of five percent or more of the Company's Common Stock.
Name and Address of                                                                                           Percent
  Beneficial Owner                                Amount and Nature of Beneficial Ownership                   of Class
  ----------------                               -----------------------------------------                    --------

Western Digital Corporation                10,783,132                                                          16.4%

8105 Irvine Center                         (sole   voting  power  and   dispositive   power  as  to
                                           10,783,132  shares by Western  Digital  Corporation  per
Irvine, CA 92718                           April, 1999 Schedule 13G filing)


Franklin Advisors, Inc.                    4,540,100                                                            6.9%

777 Mariners Island Boulevard              (sole voting power and dispositive power as to 4,540,100
                                           shares by Franklin  Advisers,  Inc.  per  January,  2000
San Mateo, CA 94404                        Schedule 13G filing)


Dimensional Fund Advisors, Inc.            3,712,200                                                            5.6%

1299 Ocean Avenue                          (sole voting power and dispositive power as to 3,712,200
                                           shares by Dimensional Fund Advisors,  Inc. per February,
11th Floor                                 2000 Schedule 13G filing)

Santa Monica, CA 90401

Stock Ownership Table

         The table below indicates the number of shares of the Corporation's common stock beneficially owned as of March 13, 2000 by directors, the nominees recommended by the Nominating Committee and nominated by the Board of Directors for election as directors, by each of the current executive officers listed in the Summary Compensation Table below, and by all current directors and executive officers as a group. Except as otherwise noted, each person has sole investment and voting powers with respect to the shares shown as beneficially owned. Ownership information is based upon information furnished by the respective individuals.

                DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

                                                   Shares Beneficially Owned(12)
                                                   -----------------------------
 Name                                              Number            Percentage
 ----                                              ------            ----------

 Thian Hoo Tan (1).......................         144,745                *

 Chris A. Eyre (2) ......................          54,500                *

 Irwin Federman (3)......................         115,371                *

 George A. Neil (4)......................          40,500                *

 Michael R. Splinter.....................               0                *

 Anthony Sun (2).........................         127,310                *

 Masayoshi Takebayashi (5)(6)............          47,750                *

 Christopher H. Bajorek(7) ..............         326,431                *

 Ray Martin(8)...........................         125,425                *

 William L. Potts, Jr.(9) ...............         264,843                *

 Tsutomu T. Yamashita(10)................         181,677                *


 Current executive officers and directors as
 a group (12 persons) (11) ..............       1,293,695             2.0%


 *   Less than 1%

         (1) Includes 109,303 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after March 13, 2000.

         (2) Includes 53,500 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after March 13, 2000.

         (3) Includes 24,250 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after March 13, 2000.

         (4) Includes 39,500 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after March 13, 2000.

         (5) Includes 27,750 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after March 13, 2000.

         (6) Excludes shares held by Kobe Steel, Ltd. and Kobe Steel USA Holdings Incorporated. Mr. Takebayashi is an Executive Officer of Kobe Precision, Incorporated, a wholly-owned subsidiary of Kobe Steel, Ltd., and on such basis may be deemed, under the 1934 Act, the beneficial owner of the 2,000,002 shares beneficially owned by such corporations with shared voting and investment power with respect thereto. Mr. Takebayashi disclaims beneficial ownership of these shares.

         (7) Includes 290,644 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after March 13, 2000.

         (8) Includes 123,030 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after March 13, 2000.

         (9) Mr. Potts, Jr. resigned from the company in February, 2000. Includes 202,616 shares which are currently exercisable or which will become exercisable within sixty (60) days after March 13, 2000.

         (10) Includes 177,228 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after March 13, 2000.

         (11) Includes 1,022,735 shares, of current executive officers, subject to options which are currently exercisable or which will become exercisable within sixty (60) days after March 13, 2000.

         (12) Some of the individuals may share voting power with regard to the shares listed herein with their spouses.


                                  ITEM NO. 1 --
                              ELECTION OF DIRECTORS

         The Bylaws of the Company provide that the Board of Directors shall be comprised of between eight (8) and twelve (12) directors, with the exact number to be fixed by the Board. During the 1999 fiscal year the Board consisted of seven (7) members. The Company intends to appoint two (2) additional members to the Board following the Annual Meeting. At the Annual Meeting, seven (7) directors will be elected to serve until the Company's next Annual Meeting and until their successors are elected and qualified. The Board of Directors has selected seven (7) nominees, all seven (7) of whom are current directors of the Company.

         Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The seven (7) candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company.

Recommendation of the Board of Directors

         The Board of Directors recommends that the stockholders vote FOR the election of each of the following nominees to serve as directors of the Company for the ensuing year until the next Annual Meeting at which time their successors are elected and qualified.

Director Nominees

         Set forth below is information regarding the director nominees, including information furnished by them as to principal occupations, business experience, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees.

                                                                                                          Year
                                                                                                      First Elected
               Nominees                                                                       Age        Director
               --------                                                                       ---        --------
Thian Hoo Tan.......................      President and Chief Executive Officer of the         51         1999
                                          Company

Chris A. Eyre.......................      Private Investor                                     53         1983

Irwin Federman......................      General Partner, U.S. Venture Partners               64         1983

George A. Neil......................      Consultant to Asahi Glass America, Incorporated      62         1994

Michael R. Splinter.................      Senior Vice President & General Manager,             59         1999
                                          Technology and Manufacturing Group,
                                          Intel Corporation

Anthony Sun.........................      General Partner, Venrock Associates                  47         1983

Masayoshi Takebayashi ..............      President, Chief Executive Officer,                  65         1992
                                          Kobe Precision, Incorporated

         Mr. Thian Hoo Tan was appointed President, Chief Executive Officer and director in August 1999. Mr. Tan started the Company's first San Jose, California manufacturing facility in 1989 and managed Komag's Penang and Sarawak operations from 1992 through 1996. Mr. Tan returned to the U.S. to assume the position of Senior Vice President-Worldwide Operations from 1996 through his appointment by the Board to the present position. Before joining Komag in 1989, Mr. Tan was Vice President of Operations at HMT Technology. Mr. Tan holds an M.S. degree in Physics from the University of Malaya at Kuala Lumpur.

         Mr. Eyre has served as a director of the Company since September 1983. Mr. Eyre is a private investor and from 1980 to 1987 served as a general partner of Merrill, Pickard, Anderson & Eyre, a general partnership which manages a series of venture capital partnerships.

         Mr. Federman has served as a director of the Company since September 1983. In April 1990, Mr. Federman joined U.S. Venture Partners, a general partnership which manages a series of venture capital partnerships, as a general partner. From February 1988 to March 1990, Mr. Federman served as Managing
Director of Dillon, Read & Co. Incorporated, an investment banking and securities firm. From 1979 until August 1987, Mr. Federman was President and Chief Executive Officer of Monolithic Memories, Incorporated. Mr. Federman was elected Vice Chairman of the Board of Directors of Advanced Micro Devices, Incorporated ("AMD") when Monolithic Memories merged with AMD, and served in that capacity until January 1988. He is also a director of Checkpoint Software Technologies, MMC Networks, Inc., Neomagic, Incorporated, Netro Corporation, and SanDisk Corporation, Ltd.

         Mr. Neil has served as Consultant to Asahi Glass Co., Ltd. since 1990 and Senior Vice President of Asahi Glass America from 1990 through 1996. From August 1986 Mr. Neil held executive positions at two specialty ceramic companies. From August 1988 to July 1990 Mr. Neil was consultant to and President of Thunderbird Technologies. Mr. Neil served in various management positions with Corning, Incorporated including Executive Vice President of Iwaki Glass and President of Corning Japan.

         Mr. Splinter has served as a director of the Company since May 25, 1999. Mr. Splinter is the Senior Vice President and General Manager of Intel's Technology and Manufacturing Group. Mr. Splinter joined Intel's management team in 1984, was elected vice-president in 1993 and assumed the role of Assistant General Manager of the Technology Manufacturing Group in October 1996. Prior to joining Intel, Mr. Splinter held a management position with Rockwell International. Mr. Splinter is a director of SEMATECH and Ayurcore Corporation. He holds two patents on semiconductor processing.

         Mr. Sun has served as a director of the Company since September 1983. Since 1979, he has been associated with Venrock Associates, a venture capital partnership, and has been a general partner since 1980. Mr. Sun is a director of 3Dfx Interactive Corporation, Cognex Corporation, Phoenix Technologies Ltd., Ramp Networks, Worldtalk Communications Corporation, and several privately held companies.

         Mr. Takebayashi has served as a director of the Company since May 1992. Since September 1964, he has served in various positions with Kobe Steel, Ltd. and its subsidiaries, most recently as President, Chief Executive Officer of Kobe Precision, Incorporated, a wholly-owned subsidiary of Kobe Steel, Ltd., since January 1988. From January 1986 to December 1988, he was the General Manager, International Marketing and Sales Overseas Department of the Aluminum & Copper Division of Kobe Steel, Ltd. He is a member of the board of directors for Kobe Precision Technology Malaysia, Sdn. Bhd., and a member of the Board of Directors of Komag Material Technology, Incorporated. Mr. Takebayashi was selected as a nominee pursuant to the terms of a Common Stock Purchase Agreement between the Company and Kobe Steel USA Holdings Incorporated.

Committees and Meetings of the Board of Directors

         During the fiscal year ended January 2, 2000, the Board of Directors held eight (8) meetings. During this period, each of the directors, attended or participated in at least seventy-five percent (75%) of the aggregate number of Board of Directors meetings and committee meetings of the Board on which he served.

         The Company has five standing committees: an Audit Committee, a Compensation Committee, a Primary Stock Option Plan Committee, a Nominating Committee, and a Special Stock Option Plan Administration Committee.

         The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing reports of the Company's auditors regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee formally met four (4) times during the last fiscal year. This Committee currently consists of Messrs. Eyre, Neil and Sun.

         The Compensation Committee reviews and approves the Company's general compensation policies and sets compensation levels for the Company's executive officers. This Committee currently consists of Messrs. Federman, Splinter and Takebayashi. During fiscal 1999, the Compensation Committee formally met two (2) times.

         The Primary Stock Option Plan Committee administers the discretionary option grant program of the Company's Restated 1987 Stock Option Plan and the Company's 1997 Supplemental Stock Option Plan (the "Option Plans") with respect to the Company officers who are subject to the short-swing profit restrictions of the federal securities laws. The Committee also administers the Company's Employee Stock Purchase Plan. This Committee currently consists of Messrs. Federman and Splinter. The Primary Stock Option Plan Committee met two (2) times during the last fiscal year.

         The Nominating Committee is responsible for recommending nominees for members of the Company's Board of Directors. This Committee currently consists of Messrs. Eyre, Neil and Takebayashi. This Committee met one (1) time during 1999. The Nominating Committee has not instituted proceedings to consider nominees recommended by security holders, but may do so in the future.

         The Special Stock Option Plan Administration Committee (the "Secondary Committee") has separate but concurrent jurisdiction with the Primary Stock
Option Plan Committee to administer the discretionary option grant program of the Option Plans with respect to non-officer employees. The option grants made by the Secondary Committee will comply with certain guidelines established by the Primary Stock Option Plan Committee. The Secondary Committee currently consists of Mr. Tan and Edward H. Siegler, an executive officer of the company as of February, 2000, and performs its duties on an ongoing basis.

Director Remuneration

         Non-employee Board members receive $4,500 per fiscal quarter and a $1,000 meeting fee for each Board of Directors meeting or Board Committee meeting attended, including telephonic meetings. Non-employee Board members also receive periodic option grants under the Automatic Option Grant Program in effect for them under the Option Plans. Each individual who first becomes a non-employee Board member, whether through election by the stockholders or appointment by the Board, will receive, at the time of such initial election or appointment, a stock option grant to purchase 30,000 shares of Common Stock. On the date of each Annual Stockholders Meeting, each individual who is re-elected as a non-employee Board member will receive an option to purchase 12,000 shares of Common Stock, provided such individual has served on the Board for at least six months. Each option grant will have an exercise price equal to the fair market value of the option shares on the grant date and will have a maximum term of ten years, subject to earlier termination upon the optionee's cessation of Board service.

         Each non-employee director re-elected at the 1999 Annual Meeting (Messrs. Eyre, Federman, Neil, Sun and Takebayashi) received at that time an option to purchase 12,000 shares with an exercise price of $4.03 per share. As a newly elected Director, Mr. Splinter was granted an option to purchase 30,000 shares with an exercise price of $4.03 per share. Each option will become exercisable for all the option shares upon the optionee's completion of one year of non-employee director service measured from the grant date. However, the option will become immediately exercisable for all of the option shares upon an acquisition of the Company by merger, consolidation or asset sale or upon certain other changes in control or ownership of the Company. Upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding Common Stock, each of these options will automatically be canceled, and each optionee will in return receive a cash distribution from the Company in an amount per canceled option share equal to the excess of (i) the highest reported price per share of Common Stock paid in the tender offer over
(ii) the option exercise price payable per share.

                                  ITEM NO. 2 --

                                    FINANCING

         The Company is seeking to renew authorization from stockholders to sell and issue up to $250 million of Common Stock in equity or equity-linked private transactions from time to time until June 30, 2001 at a price not less than the greater of book value and 90% of the then current market value as defined by the National Association of Securities Dealers, Inc. (the "NASD") of the Common Stock (the "Financing Proposal").

Background

         The Company continues to negotiate with its lenders proposed terms for a Restructuring Agreement. Even if the Company restructures its current credit facilities, the Company believes that it will require additional funding prior to the maturity of its existing bank debt to facilitate full repayment of these loans. If the Company is unable to obtain adequate new funding, the Company will be required to further restructure its bank credit facilities, and may be required to further reduce its operations and capital spending which could have a material adverse effect on the Company's results of operations. No assurance can be given that the company will be able to further restructure its bank credit facilities.

         In July 1998, the Company solicited and received authorization from stockholders to engage in transactions similar to those that would be authorized by the Financing Proposal in amounts of up to $350 million. The authority granted by the July 1998 stockholder resolution was limited to one year. However, because of unfavorable market conditions and other factors, management elected not to engage in any transactions authorized by the July 1998 stockholder resolution. In May, 1999 approval was extended to October, 2000 for the company to enter into transactions up to $250 million. The company seeks this authority to allow for a potential new financing prior to the expiration date of its bank credit facilities.

Reasons For the Financing Proposal

         Under the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws, no action or authorization by the Company's stockholders is necessary for the Financing Proposal. However, because the Common Stock is quoted on The Nasdaq Stock Market, the Company is subject to the rules of the NASD. NASD Rule 4460(i) generally requires stockholder approval for the issuance by a company of shares of its common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the voting power of all shares of the company if such shares are sold in a transaction other than a public offering at a price (or with a conversion price of) not less than the greater of bank value and 90% of the then current market value of such company's common stock. Approval of the Financing Proposal would not limit the Company from taking any action for which stockholder approval is not otherwise required.

         If the Financing Proposal is approved at the Annual Meeting and if the Company issues securities in a transaction subject to approval under Rule 4460(i), then the Company will mail to stockholders certain information about the transaction prior to issuing the securities.

         The market price of the Common Stock has been highly volatile in recent periods. If the Financing Proposal is approved at the Annual Meeting, the Company will be authorized to issue up to $250 million of Common Stock in equity or equity-linked private transactions from time to time until June 30, 2001 at a price no less than the greater of book value and 90% of the then current market value of the Common Stock. At March 13, 2000, the closing price of the Common Stock on the Nasdaq Stock Market was $4.00 and the book value per share of the Common Stock on January 2, 2000 was $0.79.

         If stockholders approve the Financing Proposal at the Annual Meeting, no further authorization by stockholders for the issuance of securities pursuant to this authorization will be obtained. The terms of the securities to be authorized, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters will be determined by the Board of Directors.

Risk Factors

         IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROXY STATEMENT, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE ACTING ON THE FINANCING PROPOSAL.

Dilution to Existing Stockholders; Impact on Market Value of Common Stock

         The sale of a significant amount of Common Stock or securities convertible into Common Stock could cause substantial dilution to the voting power, earnings per share and interests of current stockholders. In addition, the sale of a significant number of securities convertible into shares of Common Stock could cause a decline in the market value of the Common Stock.

Consequences If the Financing Proposal Is Not Approved

         If the Financing Proposal is not approved by the Company's stockholders at the Annual Meeting, the consequences could have a material adverse effect on the Company's business, results of operations and financial condition. The Company is considering sources of funding, including equity or equity-linked financings that are dependent, in part, on approval of the Financing Proposal. As discussed above, the Company believes that it will require new funding prior to the maturity of its existing bank debt to facilitate full repayment of these loans. If the Company is unable to obtain adequate new funding, the Company will be required to restructure its bank credit facilities, and may be required to further reduce its operations and capital spending which could have a material adverse effect on the Company's results of operations.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE FINANCING PROPOSAL. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE OUTCOME OF THE FINANCING PROPOSAL. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" THE FINANCING PROPOSAL.

                                  ITEM NO. 3 --

                      RATIFICATION OF INDEPENDENT AUDITORS

         The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

         In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the ratification of the selection of Ernst & Young LLP.

         Ernst & Young LLP have audited the Company's financial statements annually beginning in 1986. Representatives of the firm, who are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

         The affirmative vote of a majority of the issued and outstanding voting shares is sought for the ratification of the selection of Ernst & Young LLP. The Board of Directors recommends that the stockholders vote FOR this proposal.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

         In compliance with the Securities and Exchange Commission's regulations on disclosure of Executive Compensation, this section presents the Reports of the Compensation Committee and of the Primary Stock Option Committee, a Stock Performance Graph comparing Company stockholder return relative to a broad market index and a peer group index, and Summary and Companion Compensation Tables presenting a detailed representation of the Company's executive compensation practices.

         REPORT OF THE COMPENSATION AND PRIMARY STOCK OPTION COMMITTEES
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee's members, Irwin Federman, Michael Splinter and Masayoshi Takebayashi, are independent directors who are not employees of the Company and who further qualify as outside directors under Section 162(m) of the Internal Revenue Code. The Compensation Committee is accountable for the approval of cash compensation programs that fairly compensate key executives and employees and that relate the pay levels of officers to the performance of the Company. The Primary Stock Option Committee's members, Irwin Federman and Michael Splinter qualify as disinterested persons for purposes of Rule 16b-3 adopted under the 1934 Act. The Primary Stock Option Committee is responsible for all stock option grants to executive officers.

Objectives of the Company's Executive Compensation Plan

         The Company's executive compensation is based on the premise that the executive officers are responsible for achievement of the Company's goals and objectives and are rewarded when achievement of these goals results in successful financial performance. The Committee intends to control fixed salary costs, to provide a high degree of leverage in officers' pay based on the actual performance of the Company, to allow flexibility to respond to specific individual issues such as retention, and to balance cost to stockholders against providing appropriate incentives for value creation. To structure the actual annual compensation plans, the Compensation Committee relies on research performed by an independent compensation consulting firm, and advice from the Company's human resources department. For comparison purposes, the Company has identified a group of high-performing companies ("peer companies") both within and outside the Company's industry. The Company competes with the peer companies for the hiring and retention of key executives and accordingly compares its executive compensation practices to these companies. Each peer company shares at least one attribute, such as high technology, location or size with the Company. Such comparisons also include the relative financial performance of the Company and the peer companies. Since executive search and retention is not necessarily industry specific, no attempt is made to correlate the list of peer companies with the companies in Nasdaq Computer Manufacturers Index, the Company's Industry index in the "Stock Performance Graph."

         The total compensation plan developed for each officer includes base salary, incentive bonus and stock options in addition to participation in the Company's Cash and Deferred Profit Sharing and Employee Stock Purchase plans subject to the same eligibility criteria applicable to all employees. Executive officers are also eligible to defer salary under the Company's 401(k) Plan. Average base salary is targeted at or below the 50th percentile of base salaries for executives with similar positions among the peer companies. The Compensation Committee considers this level of base salary sufficient, in the context of the total compensation package, to attract and retain executives of the caliber required to manage a company that employs leading edge technology in a fiercely competitive, rapidly changing industry, while controlling this fixed component of compensation in the event of poor business conditions or company performance. On an individual basis, the base salaries of the Company's executive officers range from the 30th percentile to the 75th percentile. Variation from the targeted range is due to individual qualifications, including performance, specific technical knowledge, experience and/or total targeted cash compensation as judged by the Compensation Committee.

         To complement base salary, the Compensation Committee administers the Management Bonus Plan (the "Bonus Plan"). This Bonus Plan is designed to provide substantial rewards for exceeding financial performance targets and little or no payout when the Company performs poorly. Specifically, the Bonus Plan provides a pool of funds available for bonus payments based on the Company's operating income as compared to the Annual Operating Plan as approved by the Board of Directors in the first quarter of each fiscal year. The maximum pool is equal to 7% of operating income when actual operating income is greater than or equal to 122% of the Annual Operating Plan. This percentage declines linearly to 2% of operating income at a level of 66.67% of the Annual Operating Plan and to 0% when there is no operating income or an operating loss. The Compensation
Committee allocates this pool to the executives, up to each executive's pre-established maximum, and to other non-executive employees, based on its judgment of each individual's contributions to the Company's financial and operating performance. Since the Company sustained an operating loss in 1999, no payments were accrued or paid under the Bonus Plan for the fiscal year.

         The Compensation Committee also administers the Company's Discretionary Bonus Plan (the "Discretionary Plan"). The Discretionary Plan is designed to allow the Compensation Committee the flexibility to grant a bonus to an executive if an executive has achieved a substantial objective during a time when the Bonus Plan cannot provide a payout or if there is a specific retention issue related to the executive's level of income. No payments were accrued or made to officers under this plan for the 1999 fiscal year.

         In addition to cash compensation the Company's executive compensation plan includes stock options that are designed to align the interests of the executive officers with those of stockholders, providing each officer with a significant incentive to manage the Company from the long-term perspective of an owner with an equity stake in the business. The stock option plan encourages long-term retention and provides rewards to executives and other eligible employees commensurate with growth in stockholder value. The Primary Stock Option Committee had the sole responsibility for making option grants to the Company's executive officers during 1999. The Primary Stock Option Committee also approved the guidelines for option grants made to other key employees during that fiscal year. Based on a review of competitive data, the Primary Stock Option Committee targeted total option grants for 1999 to fall within a range of 2.5% - 4.0% of total shares outstanding. Due to continued difficult market conditions, the inability to pay cash bonuses and the need to retain key employees, actual option grants, net of cancellations, for the fiscal year totaled 10.0% of the weighted average number of shares issued and outstanding. All stock options were granted at market price on the date of grant and have a maximum term of ten years.

         The Primary Stock Option Committee has established guidelines for the number of options to be granted to each level of executive officer, non-executive management and key individual contributor based on analysis of competitive data and internal estimates of the number of options necessary to attract and retain these employees. These guidelines were used to determine the range of options to be granted to each employee through the Company's annual grant program. The Primary Stock Option Committee applied its judgment of individual performance, with some consideration for the number of unvested options held by an individual, when making specific grants to each executive officer. These options will vest entirely in the fourth year after grant so that generally the vesting will not overlap with previously granted options.

         The Primary Stock Option Committee deemed it in the best interest of the Company to grant new options, as a retention tool, since it was clear that there would be no cash bonuses paid during 1999. Accordingly, in February, 1999 the Primary Stock Option Committee granted 228,455 shares to 5 current executive officers. Each of these options becomes exercisable in the thirty-seventh (37th) month following the date of grant. Each option will thereupon become exercisable in a series of twelve (12) successive equal monthly installments over the optionee's period of continued employment with the company. In August 1999, the Primary Stock Option Committee granted 420,000 options to 5 current executive officers. Each of these options becomes exercisable in a series of installments with 25% vesting six months following grant date, and the remainder vesting over the next nine months. In December, 1999, the Primary Stock Option Committee granted 269,420 options to 5 current executive officers. Each of these options becomes exercisable in a series of installments with 25% vesting one year following grant date, and the remainder vesting in successive 25% annual installments. Additionally in December, 1999 397,500 shares were granted to 4 current executive officers. Each of these options becomes exercisable in a series of installments with 16.67% vesting nine months following grant date, and the remainder vesting over the next 15 months. No former executive officer option grants are included in the above numbers. Additionally, options granted to Mr. Tan are detailed in the following discussion.

Compensation of the Chief Executive Officer

         Base salary of Thian Hoo Tan for 1999 was at approximately the 50th percentile of salaries paid to executives in comparable positions at the peer companies, in accordance with the Compensation Committee's target. As no cash bonuses were paid for 1999 under the Company's plans, Mr. Tan received no variable compensation during the year. Mr. Tan was granted stock options for 1,714,595 shares during the year.

Compliance with Internal Revenue Code Section 162(m)

         As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a Federal income tax deduction for compensation paid to certain officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year. This limitation will be in effect for each fiscal year of the Company beginning after December 31, 1993 and will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation, which does qualify as performance-based compensation, will not have to be taken into account for purposes of this limitation. At the 1994

Annual Meeting, the Company obtained stockholder approval for certain amendments to the Company's Stock Option Plan which were designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan, with an exercise price equal to the market price of Common Stock on the grant date, would qualify as performance-based compensation. The Bonus Plan was restructured in 1996 and approved by stockholders so that the payments made under that plan would also qualify as performance-based compensation under Section 162(m) and the Company obtained a ruling from the Internal Revenue Service that the payments under the Bonus Plan will qualify as performance-based compensation. Stockholders subsequently approved an amendment to the Bonus Plan in 1997, and future payments thereunder should continue to qualify as performance-based compensation that would not be subject to the Code
Section 162(m) limitation on deductibility.

                   1999 MEMBERS OF THE COMPENSATION COMMITTEE

           Irwin Federman     Michael Splinter    Masayoshi Takebayashi

               1999 MEMBERS OF THE PRIMARY STOCK OPTION COMMITTEE

                     Irwin Federman       Michael Splinter

         The members of the Compensation Committee and the Primary Stock Option Committee of the Company's Board of Directors are as named in the above report. No member of either committee was at any time during the 1999 fiscal year, or at any other time an officer or employee of the Company.

         No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of the Company's Board of Directors, the Compensation Committee, or the Primary Stock Option Committee. Mr. Takebayashi, a member of the Company's Board of Directors, is an executive officer of Kobe Precision, Inc. a wholly-owned subsidiary of Kobe Steel, Ltd. ("Kobe") and is a member of the Board of Komag Materials Technology, a joint venture of the Company and Kobe.

Stock Performance Graph

         The following graph shows a five-year comparison of cumulative total return on common stock for the Company, the Nasdaq Composite Index, and the Nasdaq Computer Manufacturers Index from December 30, 1994 through December 31, 1999.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
         OF KOMAG, INCORPORATED, THE NASDAQ STOCK MARKET (US COMPANIES)
               INDEX, AND THE NASDAQ COMPUTER MANUFACTURERS INDEX


         The chart above  assumes $100  invested on December 30, 1994, in Komag,
Incorporated   Common  Stock,   Nasdaq   Composite  Index  and  Nasdaq  Computer
Manufacturers  Index, and the reinvestment of dividends (although dividends have not been declared on the Company's  Common  Stock).  Historical  returns are not necessarily  indicative of future  performance.  The graph was plotted using the following data:

--------------------------------------------------------------------------------------------------------------------
  Prices indexed to an
 initial investment of
          $100                12/30/94      12/29/95      12/27/96      12/26/97       12/31/98      12/31/99
--------------------------------------------------------------------------------------------------------------------
Komag, Incorporated           $100.00       $176.56       $205.74        $109.57       $ 79.43       $   23.92
--------------------------------------------------------------------------------------------------------------------
Nasdaq Composite              $100.00       $141.33       $174.11        $205.07       $300.25       $  542.43
--------------------------------------------------------------------------------------------------------------------
Nasdaq Computer Mfg           $100.00       $157.45       $217.56        $242.85       $553.26       $1,163.21
--------------------------------------------------------------------------------------------------------------------

Summary of Cash and Certain Other Compensation

         The following table sets forth the compensation earned by the Company's
Chief Executive Officer, each of the Company's five most highly compensated executive officers whose base salary and bonus for the 1999 fiscal year was in excess of $100,000, and two additional former executive officers of the Company who earned in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the 1999, 1998 and 1997 fiscal years (the
"Named Executive Officers").

                                          SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------
                                                                                  Long Term
                                               Annual Compensation               Compensation
                                               -------------------               ------------
              Name and                                                                            All Other
             Principal                                                           Stock Options     Compen-
              Position                 Year        Salary          Bonus           Granted         sation
              --------                 ----        ------          -----           -------         ------
                                                  ($) (1)         ($) (2)       (# of shares)      ($) (3)

  Thian H. Tan........................ 1999       $331,399          --             1,714,595       $     625
  President and Chief Executive        1998       $257,216          --                63,067       $     625
  Officer                              1997       $230,000        $ 5,708             77,390       $   5,161


  Christopher H. Bajorek............   1999       $372,922          --               466,460       $     625
  Senior Vice President --             1998       $321,000          --                86,640       $     625
  Chief Technical Officer              1997       $316,654        $ 7,966            160,825       $   6,956


  William  L. Potts, Jr. (5)......    1999       $284,462          --               445,190       $     625
  Senior Vice President, Chief         1998       $245,999          --                49,150       $     625
  Financial Officer & Secretary        1997       $246,000        $ 6,105             29,835       $   5,477


  Ray L. Martin.............           1999       $275,464          --               201,530       $     625
  Senior Vice President - Customer     1998       $252,847          --                90,000       $     625
  Sales and Service                    1997       $ 46,538          --                60,000             --


  Tsotomu T. Yamashita.............    1999       $209,744          --               269,120       $     625
  Vice President - Process             1998       $199,526          --                50,055       $     625
  Development                          1997       $197,999        $ 4,913             77,165       $   4,530


  Tu Chen (4)......................    1999       $287,416          --               150,000       $ 147,551
  Former Chairman of the Board of      1998       $428,000          --               113,500       $     625
  Directors                            1997       $428,000        $10,621            113,810       $   9,067


  Stephen C. Johnson (4)...........    1999       $287,414          --               150,000       $ 109,290
  Former President, Chief              1998       $428,000          --               113,500       $     625
  Executive Officer                    1997       $428,000        $10,621            113,810       $   9,067

------------------------------------------------------------------------------------------------------------


                                                    15

(1) Includes salary deferred under the Komag Savings and Deferred Profit Sharing Plan and the Company's Non-Qualified Deferred Compensation Plan.

(2) Includes amounts earned for the indicated year under the Company's Cash Profit Sharing Plan, the Management Bonus Plan and the Discretionary Bonus Plan. Amounts earned under the Cash Profit Sharing Plan are accrued during a given year and are paid in July of that year and January or February of the following year. Bonuses earned under the Management Bonus Plan are accrued during a given year and paid in January or February of the following year. Bonuses under the Discretionary Bonus Plan are awarded by the Compensation Committee for a particular fiscal year solely on the basis of such Committee's competitive compensation analysis for that year and are paid in January or February of the following year. For the 1999 fiscal year, no bonuses were paid.

(3) Includes for the fiscal years indicated below: (i) the matching contributions ($0.25 match per $1.00 individual contribution) made by the Company on behalf of each Named Executive Officer to the Section 401(k) Savings Program, up to a maximum match of $625 and (ii) the semi-annual profit sharing contributions made by the Company on behalf of each Named Executive Officer to the Savings and Deferred Profit-Sharing Plan and Deferred Compensation Plan, and (iii) payments made to former officers upon their termination for accrued but unused vacation.

(4)  Dr. Chen and Mr. Johnson resigned from the company in August, 1999.

(5)  Mr. Potts resigned from the company in February, 2000.

                                              All Other Compensation
       ------------------------------------------------- ---------------- ------------------- -------------------
                                                            Matching        Profit Sharing         Vacation
                                                          Contribution       Contribution          Payouts

       Thian H. Tan                          1999             $625                --                  --
                                             1998             $625                --                  --
                                             1997             $625              $4,536                --

       Christopher H. Bajorek                1999             $625                --                  --
                                             1998             $625                --                  --
                                             1997             $625              $6,331                --

       William L. Potts, Jr.                 1999             $625                --                  --
                                             1998             $625                --                  --
                                             1997             $625                --                  --

       Ray L. Martin                         1999             $625                --                  --
                                             1998             $625                --                  --
                                             1997              --                 --                  --

       Tsutomu T. Yamashita                  1999             $625                --                  --
                                             1998             $625                --                  --
                                             1997             $625                --                  --

       Tu Chen                               1999             $625                --               $146,926
                                             1998             $625                --                  --
                                             1997             $625              $8,442                --

       Stephen C. Johnson                    1999             $625                --               $108,655
                                             1998             $625                --                  --
                                             1997             $625              $8,442                --

       -------------------------------- ---------------- ---------------- ------------------- -------------------

Stock Options

         The following table provides information with respect to the stock option grants made for the 1999 fiscal year under the Company's Restated 1987
Stock Option Plan to the Named Executive Officers. Except for the limited stock appreciation right described below, which formed part of the option grant made to each of the Named Executive Officers, no stock appreciation rights were granted to such individuals during the 1999 fiscal year. Potential Realizable
Values noted below reflect hypothetical appreciation based on the stock price at grant date.
                                                 OPTION GRANTS TABLE

                                                                                                  Potential Realizable
                                                                                                        Value at
                                                                                                  Assumed Annual Rates
                                                                                                Stock Price Appreciation
                                     Individual Grants                                              For Option Term
                                     -----------------                                              ---------------
                                                    % of Total
                                        Number of      Options   Exercise or                                 Valuation
                                       Securities     Granted to  Base Price Expira-                          per SFAS
                           Date of     Underlying    Employees in ($/Share)  tion                               123
Name                        Grant    Options Granted Fiscal Year    (1)      Date   5% ($) (2)  10%($) (2)   pro forma(3)
----                        ------   --------------- -----------    ---      ----   ----------  ----------   ---------
Thian H. Tan                2/4/99      109,800          1.1248   $9.6875    2/4/09   $668,947  $1,695,244    $236,520
                            8/4/99    1,000,000         10.2438   $3.9063    8/4/09 $2,456,651  $6,225,636    $868,600
                           11/3/99      500,000          5.1218   $1.6875   11/3/09   $530,630  $1,344,720    $187,600
                          12/23/99      104,795          1.0735   $3.0000  12/23/09   $197,715    $501,049     $69,909

Christopher H. Bajorek      2/4/99       83,230          0.8526   $9.6875    2/4/09   $507,072  $1,285,020    $179,286
                           8/26/99      150,000          1.5365   $3.5625   8/26/09   $336,066    $851,656    $118,830
                           12/7/99      150,000          1.5366   $2.2500   12/7/09   $212,252    $537,888     $75,045
                          12/23/99       83,230          0.8526   $3.0000  12/23/09   $157,029    $397,942     $55,523

William L. Potts, Jr.       2/4/99       61,960          0.6347   $9.6875    2/4/09   $377,486    $956,624    $133,468
                           8/26/99      150,000          1.5366   $3.5625   8/26/09   $336,066    $851,656    $118,830
                           12/7/99      150,000          1.5366   $2.2500   12/7/09   $212,252    $537,888     $75,045
                          12/23/99       83,230          0.8526   $3.0000  12/23/09   $157,029    $397,942     $55,523

Ray L. Martin               2/4/99       49,570          0.5078   $9.6875    2/4/09   $302,001    $765,330    $106,779
                           8/26/99       90,000          0.9219   $3.5625   8/26/09   $201,639    $510,994     $71,298
                          12/23/99       61,960          0.6347   $3.0000  12/23/09   $116,899    $296,245     $41,334

Tsutomu T. Yamashita        2/4/99       39,610          0.4057   $9.6875    2/4/09   $241,321    $611,554     $85,324
                           8/26/99       90,000          0.9219   $3.5625   8/26/09   $201,639    $510,994     $71,298
                           12/7/99       90,000          0.9219   $2.2500   12/7/09   $127,351    $322,733     $45,027
                          12/23/99       49,510          0.5071   $3.0000  12/23/09    $93,410    $236,719     $33,028

Tu Chen                     2/4/99      150,000          1.5366   $9.6875    2/4/09   $913,863  $2,315,907    $323,115

Stephen C. Johnson          2/4/99      150,000          1.5366   $9.6875    2/4/09   $913,863  $2,315,907    $323,115


         Each new option has a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of service. Each option will become immediately exercisable for all the option shares in the event the Company is acquired by a merger or asset sale (unless the option is assumed or replaced by the acquiring entity) or in the event the optionee's employment terminates by reason of death or permanent disability. Each option includes a limited stock appreciation right which would result in the cancellation of that option upon a take-over of the Company effected through a hostile tender offer for more than 50% of the Company's outstanding Common Stock. In return, the optionee will be entitled to a cash distribution from the Company per canceled option share equal to the highest reported price paid per share of Common Stock in such tender offer less the option exercise price per share.

(1)      The  exercise  price may be paid in cash,  in  shares of the  Company's
         Common Stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(2) There is no assurance provided to any executive officer, or any other holder of the Company's securities, that the actual stock price appreciation from the grant date and over the 10 year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(3) For purposes of such pro forma disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.75%; volatility factor of the expected market price of the Company's Common Stock of 90.4%; and a weighted-average expected life of such options of 4.3 years. There was no dividend yield included in the calculation since the Company does not pay dividends. The weighted-average fair value of options granted to all employees during 1999 was $4.38. For officer grants during 1999, the weighted-average fair value of the options was $3.99.

Option Exercises and Holdings

         The table below sets forth information concerning the exercise of options during the 1999 fiscal year and unexercised options held as of the end of such year by the Named Executive Officers. No stock appreciation rights were exercised during such fiscal year, and except for the limited stock appreciation rights described immediately following the Option Grant Table above which form part of each stock option grant, no stock appreciation rights were outstanding at the end of such fiscal year.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Value:

-------------------------------------------------------------------------------------------------------------------
                                                                                                 Value of
                                                                       Number of                Unexercised
                                                                 Securities Underlying         In-The-Money
                                  Shares                          Unexercised Options        Options at Fiscal
                                 Acquired           Value        At Fiscal Year-End (#)      Year-End ($) (2)
                               on Exercise       Realized (1)       Exercisable (E)/         Exercisable (E)/
           Name                    (#)               (#)           Unexercisable (U)          Unexercisable(U)
           ----                    ---               ---           -----------------          ----------------
  Thian H. Tan                      --                --                 78,539 E             $      --    E
                                                                      1,806,629 U             $    731,849 U

  Christopher H. Bajorek            --                --                154,072 E             $      --    E
                                                                        634,528 U             $    141,654 U

  William L. Potts, Jr.             --                --                115,369 E             $      --    E
                                                                        521,541 U             $    141,654 U

  Tsutomu T. Yamashita              --                --                104,212 E             $      --    E
                                                                        353,635 U             $     84,939 U

  Ray L. Martin.                    --                --                 61,244 E             $      --    E
                                                                        290,286 U             $      7,745 U

  Tu Chen                           --                --                294,846 E             $      --    E
                                                                        --      U             $      --    U

  Stephen C. Johnson                --                --                369,306 E             $      --    E
                                                                        --      U             $      --    U
-------------------------------------------------------------------------------------------------------------------

(1) Value Realized equals the market price value of the shares at the time of exercise less the exercise price thereof.

(2) Excess of the closing price per share of the Company's Common Stock at the end of the fiscal year ($3.125) over the option exercise price. If the closing price is less than the exercise price, then the value of unexercised options equals zero.

 Officer Loans

         The Company has advanced a total sum of $281,010 to Mr. Bajorek during the 1997, 1998, and 1999 fiscal years as a personal loan. The advances bear interest at the market rate required under the federal tax laws. The highest amount outstanding under these advances during the 1999 fiscal year was $281,010, and as of February 27, 2000, the amount outstanding was $283,772.

         The Company has advanced a total sum of $233,684 to Mr. Thian H. Tan during the 1998 fiscal year as a personal loan. The advances bear interest at the market rate required under the federal tax laws. The highest amount outstanding under these advances during the 1999 fiscal year was $63,684, and as of February 27, 2000, the amount outstanding was $33,933.

Compliance with Section 16(a) Beneficial Ownership Reporting

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely upon written review of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 2, 2000, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent stockholders were met in a timely manner.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In April 1999, the Company purchased the assets of Western Digital Corporation's ("WDC's") media operations through the issuance of approximately
10.8 million shares of the Company's Common Stock and a note in the principal amount of $30.1 million. The shares issued in the transaction, which represented 16.7% of the Company's outstanding shares on a post-issuance basis, were originally unregistered and subject to trading restrictions. WDC may resell these shares in specified increments over a three and one-half year period under registration rights granted by the Company or under SEC rules after expiration of the required holding periods. The Company registered 30% of the shares in January 2000 pursuant to the agreement. Principal and interest accrued on the note are due in three years and the note is subordinated to the Company's senior credit facilities. In the event WDC realizes a return on its Komag equity holdings in excess of a targeted amount within three years, the excess amount will reduce the balance due under the note. The Company discounted the principal amount of the subordinated note payable to $21.2 million based on the Company's estimated incremental borrowing rate at the time of the acquisition of 18% for this class of financial instrument.

         Additionally, the Company and WDC signed a volume purchase agreement under which the Company agreed to supply a substantial portion of WDC's media needs over the next three years. Under the volume purchase agreement WDC began to purchase the majority of its media requirements from the Company after the closing date. During 1999, revenue from WDC approximated $183,511,000 subsequent to the asset purchase.

                                 OTHER BUSINESS

         The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         Stockholders of the Company may submit proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to the Board of Directors. In accordance with the Company's Bylaws and applicable rules under the Securities Exchange Act of 1934, as amended, any such proposal or nomination must be submitted in writing to the Secretary of the Company no later than December 31, 2000. As set forth in the Company's Bylaws, this submission must include certain specified information concerning the proposal or nominee, as the case may be. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting. The Secretary should be contacted in writing at the address on the first page of this Proxy Statement to make any submission or to obtain additional information as to the proper form and content of submissions. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regards to the detailed requirements of submitting such a proposal.

By Order of the Board of Directors


Thian H. Tan
President and Chief Executive Officer

                               KOMAG, INCORPORATED




         The annual meeting of Stockholders will be held at 10:00 a.m. on Wednesday, May 10, 2000, at Komag, Incorporated, Building 10, located at:


                             1710 Automation Parkway
                           San Jose, California 95131





                              [MAP GRAPHIC OMITTED]